RETAINER AGREEMENT

     THIS AGREEMENT, made as of August 16, 1994 by and between EIS INTERNATIONAL GROUP, LTD., a Delaware corporation ("EISIG"), and TRANSPAC SOFTWARE, INC., a California corporation ("TPS"),

                                  WITNESSETH:

     THAT WHEREAS, EISIG is the owner, through assignment from Nautilus Group Japan, Ltd., of computer source programs and related documentation (the "Source Programs") for proprietary computerized systems relating to the management and functioning of health clubs and similar facilities using exercise or fitness equipment including without limitation computerized services and instructional material for patrons of such clubs and facilities (collectively the "EIS Expert Instructor System");

     WHEREAS, EISIG wishes to retain TPS to assist EISIG in updating and improving the Source Programs and in designing, developing and implementing such improved Source Programs for use in the EIS Expert Instructor System and related uses including, without limitation, other applications of the Source Programs including insurance, weight loss, home and commercial exercise equipment, home entertainment and credit and debit cards;

     WHEREAS, TPS wishes to provide such assistance to EISIG upon the terms set forth below;

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the undersigned parties hereby covenant and agree as follows:


1. Services.

     1.1. Software Specification. TPS and EISIG will jointly develop the specification for an update to the existing Source Programs (the "Specification"). The product described by the Specification (the "Release") will be an advance over the existing EIS Expert Instructor System, and will require approximately 2,200 hours of development time, with a minimum of 250 hours of development time per month. It is anticipated that the Release will require no more than six months of development by TPS, using best commercially reasonable efforts. When TPS and EISIG have mutually agreed upon the Specification, the Specification will be incorporated into this Agreement as Appendix A, and development of the Release based on the Specification will commence.

     1.2. Software Release. TPS will use its best commercially reasonable efforts to complete the Release as promptly as practicable, and in any event within six months from the date that the Specification is mutually Agreed upon.

     1.3. TPS's Performance. TPS will perform the services under the direction of EISIG. TPS, however, will determine the manner and means by which the services are accomplished, subject to the express condition that TPS will at all times comply with applicable law. TPS is an independent contractor without authority to bind EISIG by contract or otherwise, and neither TPS nor TPS's employees and agents are employees or agents of EISIG. TPS will provide semi-monthly progress reports to EISIG in a form to be agreed upon by TPS and EISIG.

     1.4 Acceptance and Testing. Upon TPS's determination that the Release is finished, TPS will deliver to EISIG the Release and written notice thereof. EISIG will have fifteen (15) business days from TPS's delivery of the Release to accept or reject the Release. EISIG will not unreasonably withhold its acceptance.

     1.5 Rejection of Release. In the event of EISIG's rejection of the Release, EISIG will give to TPS written notice specifying the errors causing rejection. If an express written approval or rejection is not received by TPS within such period of fifteen (15) business days, EISIG will be deemed to have accepted the Release.

     1.6. Resubmission. In the event of such rejection, TPS will have a period of ten (10) business days after receipt of notification of rejection to cure the defects or other nonconformity set forth in such notice. Upon completion of such cure TPS may resubmit the Release for acceptance in accordance with Section 1.4 above. The sequence of submission, rejection, and resubmission may occur multiple times.

     1.7 Maintenance. TPS will provide error fixes to the Release on a priority basis for a period of three (3) months immediately following acceptance of the Release by EISIG, at no further cost to EISIG. Errors include but are not limited to conditions which result in system crashes, the failure to provide a specified function, the failure to provide a specified user interface, and the failure to provide the specified performance ("TPS Errors"). TPS Errors do not include errors which were known to exist in the existing EIS Expert Instructor System at the time that development of the



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Release began and the correction of which were not included in the Specification
(all such excluded errors being set forth in Appendix B attached hereto), or errors which are the result of errors in code or data which was not developed by TPS. The hours spent by TPS investigating error reports which are determined by mutual consent of TPS and EISIG not to be TPS Errors will be compensated at the consulting rate specified by Paragraph 2.4 of this Agreement.

     1.8 Arbitration. TPS and EISIG will use their best efforts to resolve by mutual agreement any disputes, controversies, or differences which may arise from, under, out of, or in connection with acceptance of the Release. If such disputes, controversies , or differences cannot be settled between the parties, they will be settled finally by arbitration which will be in California and will be in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decisions rendered by the arbitrator(s) will be final and binding upon both parties. Each party will bear its own expenses in any such arbitration. The costs and fees paid to the arbitrator(s) will be split equally between TPS and EISIG.

2. Payment.

     2.1. Fees. EISIG shall pay TPS a fee of $120,000 for its development and completion of the Release as described in Paragraphs 1.1 and l.2 above. The fee will be paid in six monthly installments of $20,000, commencing approximately
30 days after agreement upon the Specification. There will be no reduction in the fee if the Release is completed prior to the expiration of the six-month period and no additional payment if the Release is not completed until after the expiration of the six-month period. The fee referred to above is inclusive of all services required, including testing and revisions required in the release cycle to produce a final product for acceptance by EISIG.

     2.2. Stock Option. As an additional incentive to TPS to complete the development of the Release as quickly as possible, EISIG shall grant to TPS an option to acquire ten percent (10%) of the common stock of EISIG at an exercise price per share equal to that paid by the initial purchasers of EISIG's common stock. The option shall become exercisable upon EISIG's written acceptance of the Release pursuant to Paragraphs 1.4 through 1.6 hereof.

     2.3. Preemptive Rights. TPS shall have a preemptive right, but no obligation, to acquire additional shares of EISIG common stock at the same price per share at which TPS may acquire its shares upon exercise of its option, to the extent necessary to avoid dilution of its common stock



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interest to less than 10%, provided that such preemptive right shall only apply with respect to any purchase or purchases of EISIG common stock, up to an aggregate of twenty percent (20%) of such stock, by Jonathan Seybold. Such preemptive right shall terminate on the day which is six months after the earlier of (i) the date on which EISIG shall have provided TPS with written notice that EISIG has accepted the Release, and (ii) the date on which EISIG shall have been deemed to accept the Release pursuant to Paragraph 1.5 above.

     2.4 Future Services. Following completion of the Release, EISIG shall not guarantee any additional contracted work for TPS . However, TPS agrees to provide its services upon EISIG's request in designated, scheduled projects through December 31, 1998. The first 500 hours of services per calendar year (ignoring for this purpose any services provided in development of the Release pursuant to Paragraphs 1.1 through 1.3 hereof) shall be paid at a rate of $125 per hour, and the second 500 hours of services per calendar year (and any additional time) shall be paid at a rate of $150 per hour. TPS will submit written invoices to EISIG promptly with respect to each semi-monthly period ending on the 15th or last day of each calendar month during which such services are performed, detailing in summary form the services performed by TPS for EISIG since the commencement of the designated project or the period covered by the last invoice, as the case may be, and the number of hours devoted to such services. EISIG will, if practicable, pay each such invoice within fifteen days of its receipt by EISIG, but shall have a 30-day grace period in which to complete the payment of any such invoice .

     2.5. Vesting. The stock acquired upon exercise of the option described in Paragraph 2.2 and pursuant to the preemptive rights described in Paragraph 2.3 shall vest at a rate of 25% per calendar year, and shall occur at December 31 of each calendar year following the exercise of the option regardless of when the preemptive rights are exercised, but in no event earlier than December 31, 1995. Vesting in any year shall be contingent on TPS performing up to l,OOO hours of service during such year (but not to exceed 5O hours in any calendar week without TPS' consent), exclusive of any services provided pursuant to Paragraphs 1.l through 1.3 hereof, upon written request from EISIG and upon the terms described in Paragraph 2.4. If EISIG does not request that TPS perform such services in any year, then vesting for such year shall occur as though such services had been requested and performed. If TPS fails to perform such requested services in any year, all of TPS's shares which have not vested prior to such year shall be subject to an option by EISIG to redeem such shares at a price per share equal to the lesser of book value per share or the price per share paid by TPS to purchase such shares pursuant to its option (the "Redemption Option").


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



Notwithstanding anything in the foregoing provisions of this Paragraph 2.5 to the contrary, any and all of TPS's shares which have neither vested nor become subject to the Redemption option as of the date of the occurrence of the first of the following events to occur, shall upon such occurrence immediately vest:
(i) the closing of an initial public offering of the Company's stock or a private placement of the Company's stock for an amount in excess of $5,000,000;
(ii) the Company's adoption of any plan of liquidation providing for the distribution of all or substantially all of its assets; and (iii) a disposition of all or substantially all of the business of the Company by sale or pursuant to a merger, consolidation or other transaction (unless the existing shareholders own, directly or indirectly, 50% or more of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

3. Board Representation.

     TPS shall have one representative on EISIG's board of directors, which board shall initially be comprised of six members, but may be expanded to fifteen members. Each member of the board shall have one vote.

4. Term.

     The term of this Agreement shall commence as of the date first set forth above and shall terminate at December 31, 1998.

5. Exclusivity of Retainer.

     Without the prior written consent of EISIG, neither TPS nor any of its present employees shall, prior to the termination date of this Agreement and for two years thereafter, develop or market software which is competitive with the Release or the EIS Expert Instructor System as enhanced by the Release (the "Enhanced EIS Expert Instructor System") or knowingly assist others in such development.

6. Ownership.

     6.1. Disclosure and Right to Use. With respect to all subject matter, including ideas, processes, designs and methods, which TPS shall disclose or use in its performance under this Agreement, TPS warrants that it has the right to make such disclosure and it and EISIG have the right to use such subject matter without liability to others.

     6.2. Assignment of Rights. All copyright, intellectual property rights and analogous rights throughout

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


the world in the EIS Expert Instructor System, the Enhanced EIS Expert Instructor System and the Release, to the extent now or hereafter possessed by TPS or its employees, are hereby assigned to EISIG.

     6.3. Ownership by EISIG. The product of all work performed under this Agreement, including without limitation reports, documentation, drawings, computer programs, inventions, masks, mask-works, devices, models and work in progress, shall be the sole property of EISIG, and TPS hereby assigns to EISIG all right, title and interest thereto. TPS agrees to assist EISIG and its nominees in every proper way, entirely at EISIG's expense, to secure, maintain, and defend for EISIG's benefit all copyrights, intellectual property rights and patents relating to the Enhanced EIS Expert Instructor System and the Release in any and all countries, such material to remain the property of EISIG whether copyrighted, patented or not. Without limiting the generality of the foregoing, TPS will execute and deliver such further conveyances, transfers and other instruments as EISIG may request further to confirm and effect EISIG's ownership of all such material.

     6.4. Delivery of Source Files. Upon execution of this Agreement, TPS will
(i) deliver to EISIG a fully commented and properly documented copy of the current version of the source files and object programs of the EIS Expert Instructor System and all documentation associated with such source files and object programs, and (ii) commence delivery to EISIG of a fully commented and properly documented copy of the version of the source files and object programs of the Release (in such stage of development as the Release shall be from time to time) which copy is current at the time of delivery, and all documentation associated with such source files and object programs, delivery being made upon request from EISIG, but not more often than every 30 days. It is understood by both parties that a source file is the version of the computer software program that is intelligible to humans. Throughout the term of this Agreement, TPS will diligently maintain the source files and object programs of the Release and all documentation associated therewith so that at all times such source files and associated documentation are functionally identical (using industry standard levels of accuracy) to the object programs of the EIS Expert Instructor System and Release which are operative from time to time. If, from time to time after the Release, EISIG desires documentation (for example, functional specifications) in addition to that which exists for the most current version of the Release, TPS will develop the documentation under the post-Release consulting terms contained in Paragraph 2.4 of this Agreement.



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


     6.5. Return of Property. TPS shall not remove any EISIG property from the premises of EISIG without the prior written consent of EISIG. TPS shall return to EISIG any EISIG property that has come into its possession during the term of this Agreement when requested by EISIG, and in any event shall do so upon termination of this Agreement unless TPS receives written authorization from EISIG to keep such property.

     6.6. Use by TPS of Knowledge. Notwithstanding the foregoing, nothing in this Agreement will operate to prohibit or restrict TPS or any person related to TPS from exercising any general skill, knowledge and experience derived in the course of carrying out its obligations under this Agreement, provided such exercise does not breach TPS's obligations of confidentiality pursuant to Paragraph 7 below.

7. Confidentiality.

     Neither TPS nor EISIG will, either during or subsequent to the term of this Agreement, directly or indirectly divulge to any unauthorized person any information designated as confidential by the other, nor will either disclose to anyone other than their respective employees or use in any way, other than in the course of the performance of this Agreement, any information regarding the other including the other's know-how not known to the general public or recognized as standard practice. The foregoing restrictions shall not apply to information which (a) is known to the receiving party at the time of disclosure to the receiving party, (b) has become publicly known through no wrongful act of the receiving party, (c) has been rightfully received by the receiving party from a third party without restriction on disclosure and without breach of this Agreement, (d) has been independently developed by the receiving party, (e) has been approved for release by written authorization of the other party or (f) has been disclosed pursuant to a requirement of law.

8. Indemnity.

     8.1. Mutual Indemnification. TPS will indemnify EISIG and hold it harmless from and against all claims, damages, losses and expenses, including without limitation reasonable attorneys' fees and costs of suit, to the extent arising out of or in connection with (a) any knowing and willful infringement of the patent, copyright, or intellectual property rights of others on the part of TPS or TPS's employees or agents; or (b) any grossly negligent or willful act or omission of TPS or TPS's employees or agents which proximately causes or contributes to (i) any bodily injury, sickness, disease or death; (ii) any injury to or destruction of tangible or intangible property (including computer


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programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation; or (c) any claim by a party unaffiliated with EISIG with respect to misleading statements, misrepresentations or fraud on the part of TPS or any TPS employee, agent or representative, provided TPS is notified promptly in writing and is given full authority, information and assistance for the defense, and provided further that TPS will not be responsible for any settlement made without its consent or for any of EISIG' s attorneys' fees or costs after TPS assumes the defense.

     If TPS receives notice of an alleged infringement or if EISIG's use of any product developed under this Agreement by TPS (a "Product") is prevented by an injunction based on an alleged infringement, TPS will have the right, at its option, to obtain the rights to continued use of the Product, to substitute other suitable software, or to modify the Product so that it is suitable but no longer infringing. TPS will have no liability to EISIG under this Paragraph 8.1 if a claim is based upon the use of Products in combination with equipment, devices or software not delivered by TPS, or the use of any Products in a manner for which the same were not designed or approved by TPS, or the modification of Products by EISIG or any third party without the approval of TPS.

     EISIG will indemnify TPS and hold it harmless from and against all claims, damages, losses and expenses, including without limitation reasonable attorneys fees and costs of suit, to the extent arising out of or in connection with (a) any negligent or willful act or omission of EISIG or EISIG's employees or agents which proximately causes or contributes to (i) any bodily injury, sickness, disease or death; (ii) any injury to or destruction of tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation; or
(b) any claim by a party unaffiliated with TPS with respect to misleading statements, misrepresentations or fraud on the part of EISIG or any EISIG employee, agent or representative, provided EISIG is notified promptly in writing and is given full authority, information and assistance for the defense, and provided further that EISIG will not be responsible for any settlement made without its consent or for any of TPS's attorneys' fees or costs after EISIG assumes the defense.

     8.2. Indemnity for Certain Taxes. TPS will indemnify EISIG and hold it harmless to the extent of any obligation imposed on EISIG (a) to pay any individual income withholding taxes, social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to TPS by EISIG


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


pursuant to this Agreement or (b) resulting from TPS's being determined not to be an independent contractor.

     8.3. Insurance. TPS agrees to carry the following minimum insurance:

          (a) Comprehensive General Liability with limits not less than $500,000 combined single limit.

          (b) Automobile Liability with limits not less than $500,000 bodily injury and property damage combined.

          (c) Workers Compensation and Employers Liability in compliance with all statutory and regulatory requirements in California .

     Before beginning work under this Agreement, TPS will deliver to EISIG a Certificate of Insurance which shows the coverage specified above, which names EISIG as an additional insured, and which provides a 3O-day notice period for cancellation or reduction in coverage or limits.

9. Effect of Termination.

     Upon the termination of this Agreement each party shall be released from all obligations and liabilities to the other occurring or arising hereunder thereafter, except that such termination shall not relieve (a) TPS of its obligations under Paragraph 5, 6, 7 or 8, (b) EISIG of its obligations under Paragraph 7 or 8, or (c) either party from liability arising from breach of this Agreement.

10. Assignment.

     The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors, administrators and assigns, as the case may be; provided that, since EISIG has specifically contracted for TPS's services, TPS may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of EISIG. EISIG may in its discretion assign this Agreement in whole or in part.

11. Equitable Relief and Attorneys' Fees.

     11.1. Equitable Relief. Because the services to be provided by TPS hereunder are personal and unique, and because TPS shall have access to and become acquainted with confidential information of EISIG, TPS expressly agrees that breach of this Agreement will result in irreparable harm to EISIG and that EISIG will have the right to enforce this Agreement and its provisions by injunction, specific

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


performance or other equitable relief without prejudice to any other rights and remedies that EISIG may have.

     11.2. Attorneys' Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, expert witness fees, costs of suit and expenses in addition to any other relief to which such prevailing party may be entitled.

12. Governing Law.

     The parties agree that this Agreement will be governed by and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, such unenforceability will not render this Agreement unenforceable or invalid as a whole and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable provision within the limits of applicable law.

13. Complete Understanding, Modification.

     TPS and EISIG acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. TPS and EISIG further agree that this Agreement and any written modifications made pursuant to it constitute the complete and exclusive expression of the terms of the Agreement between TPS and EISIG, and supersede all prior or contemporaneous proposals, oral or written, understandings, representations, conditions, warranties, covenants and all other communications between TPS and EISIG relating to the subject matter of this Agreement. TPS and EISIG further agree that the headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement. TPS and EISIG further agree that this Agreement may not in any way be explained or supplemented by a prior or existing course of dealings between the parties, by any usage of trade or custom, or by any prior performance between the parties pursuant to this Agreement or otherwise. The terms of this Agreement apply to all purchase orders or analogous documents issued by EISIG before or after execution of this Agreement, and the additional terms and conditions contained in any such purchase orders are of no force and effect. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties to this Agreement.

14. DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

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     14.1. DISCLAIMER OF WARRANTIES. PARAGRAPHS 6.1 AND 8 STATE TPS'S SOLE AND
EXCLUSIVE OBLIGATION TO EISIG FOR ANY ALLEGED INFRINGEMENT OF ANY PROPRIETARY RIGHT OR BREACH OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, TPS MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.


     14.2. LIMITATION OF LIABILITY. THE RIGHTS GRANTED TO EISIG UNDER PARAGRAPHS
6.1 AND 8 WILL BE EISIG's SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT AND FOR BREACH OF WARRANTY. TPS WILL HAVE NO LIABILITY TO EISIG OR OTHER PARTIES FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES EVEN IF TPS OR ANY TPS SALES REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY.

15. Notices.

                  All notices and other communications required or permitted to be given under this Agreement must be in writing and will be effective when delivered personally or deposited in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below, or at any new address or addresses subsequently designated in writing by either party to the other:

    EISIG                                         TPS
    17575 Pacific Coast Highway                   4300 Stevens Creek Blvd.
    Pacific Palisades, CA                         Suite 245
    90272                                         San Jose, CA 95129



     IN WITNESS WHEREOF the parties have executed this Agreement by their agents duly authorized in that regard on the date first written above.


 EIS INTERNATIONAL GROUP, LTD.                         TRANSPAC SOFTWARE, INC.


 /s/  Deborah E. Griffin                               /s/ Kenneth Krugler
 -----------------------                               ------------------------
 Deborah E. Griffin                                    Kenneth Krugler
 Chief Operating Officer                               President


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